Exhibit 21.1

ARCOSA, INC. SUBSIDIARIES *

Name of Subsidiary	Domicile
CEMC Services, LLC	Delaware
Trinity Construction Materials, Inc.	Delaware
Trinity LW, LLC	Delaware
LWFP, LLC	Delaware
TRNLWB, LLC	Delaware
TRNLWS, LLC	Delaware
TRN LW BR, LLC	Delaware
TRN LW KY, LLC	Delaware
TRN LW HPB, LLC	Delaware
Trinity Materials, Inc.	Delaware
POB Exploration, LLC	Delaware
Trinity Containers, LLC	Delaware
Trinity Cryogenics, LLC	Delaware
Alloy Custom Products, LLC	Delaware
WesMor Cryogenics, LLC	Delaware
Trinity Industries International Holdings AG	Switzerland
Trinity Industries de Latinoamerica SAC	Peru
Administradora Especializada, S. de R.L. de C.V	Mexico
Servicios Corporativos Tatsa, S. de R.L. de C.V	Mexico
Asistencia Profesional Corporativa, S.de R.L. de C.V.	Mexico
Arcosa Industries de México, S. de R.L. de C.V.	Mexico
OFE, S. de R.L. de C.V.	Mexico
Trinity Servicos, S. de R.L. de C.V.	Mexico
Trinity Canada Holding 1 ULC	Alberta
Trinity Industries Canada LLP	Delaware
Trinity Industries Canada ULC	Alberta
Trinity Industries Canada Distribution Inc.	Alberta
Platinum Energy Services ULC	Alberta
Trinity Canada Holding 2 ULC	Alberta
Trinity Marine Products, Inc.	Delaware
Trinity Composites, LLC	Delaware
Trinity Marine Leasing, Inc.	Delaware
Inland Marine Equipment LLC	Delaware
Trinity Meyer Utility Structures, LLC	Delaware
Trinity Mining and Construction Equipment, Inc.	Delaware
Trinity Shoring Products, Inc.	Delaware
Trinity EPI, LLC	Delaware
McConway & Torley, LLC	Delaware
Standard Forged Products, LLC	Delaware
Trinity Structural Towers, Inc.	Delaware
Trinity Traffic and Lighting Structures, LLC	Delaware

* After giving effect to the reorganization transactions described in Arcosa's information statement filed herewith as Exhibit 99.1.  Arcosa expects that the names of these subsidiaries may change after the distribution occurs.